Exhibit 10.9

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Release”) is made and entered into by and between Mr. Volker Trautz, a resident of The Netherlands (“Mr. Trautz”) on the one hand; and, on the other hand, LyondellBasell Industries Holdings B.V. (formerly Basell Holdings B.V.) a company incorporated under Dutch law with its principal office at Weena 737, 3013 AM Rotterdam, The Netherlands (“LBI Holdings B.V.”).

This Release is made in connection with Mr. Trautz’s termination of employment with LBI Holdings B.V. and his resignation as director, officer or manager of various companies of the LyondellBasell Group and to resolve any claims Mr. Trautz may have regarding his employment and/or relationship with any of the companies of the LyondellBasell Group, as defined below, or the conclusion of his employment, all as more specifically described below.

In consideration of the mutual promises and releases contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

The following terms shall have the following meanings in this Release:

“You” and “your” refer to Mr. Trautz.

“LyondellBasell Group” means LyondellBasell Industries AF S.C.A. and its affiliated companies.

An “affiliate” or “affiliated company” of a named entity is any other person or entity that is owned or controlled by, owns or controls, or is under common ownership or control with such named entity.

1. By mutual agreement of the parties, in consideration of the promises and obligations set forth herein, your position as CEO and President of the LyondellBasell Group held through your employment with LBI Holdings B.V. as well as your position as manager of LyondellBasell AF GP S.á r.l. shall terminate effective 31 May 2009 (the “Executive and Employment Termination Date”). Effective as of the Executive and Employment Termination Date you hereby confirm your resignation from any director, officer, manager, or other position at any other company of the LyondellBasell Group in addition to the positions specifically named above.

2. In full and final settlement of any claims, causes of action and demands for relief which you or your representatives might assert against LBI Holdings B.V. or any company of the LyondellBasell Group or against employees, directors, officers, assigns, agents, or representatives of any of the same, and subject to the conditions, limitations and other terms of this Release, LBI Holdings B.V. agrees as follows:

i.	You will be paid a severance payment within fifteen (15) days following the Executive and Employment Termination Date, in the gross amount of €484,500.00 which equals the gross salary amount which you would have been entitled to if your contract of employment would have terminated at your normal retirement date, 28 February 2010. As a consequence of the termination of your contract of employment LBI Holdings B.V.’s contribution to your pension scheme and healthcare and other insurances will also terminate as of the Executive and Employment Termination Date. As agreed with you, you will provide for your personal healthcare coverage and apply for payment of your retirement benefits with the BASF pension fund as of that date.

ii.	LBI Holdings B.V. will pay you within fifteen (15) days following the Executive and Employment Termination Date your deferred MTI payments related to the performance years 2006 and 2007 totaling a gross amount of €2,024,811.00. You will be entitled to the MTI payment(s), if any, based on the MTI granted to you in April 2008, which payments shall be made on a pro rata basis (taking 31 May 2009 as the relevant termination of employment date) if and when payable under the terms of and in accordance with, and subject to all terms and conditions of, the 2008 MTI program. Thereafter, you shall have no further entitlement to MTI payments.

iii.

LBI Holdings B.V. will pay you within fifteen (15) days following the Executive and Employment Termination Date your deferred STI payment related to the performance year 2008 totaling a gross amount of €357,561.00. You will be entitled to the STI payment, if any, based on the STI program for the performance year 2009, which payment shall be made on a pro rata basis (taking 31 May 2009 as the relevant termination of employment date) if and when payable under the terms of and in accordance with, and subject to all terms and conditions of, the 2009 STI program. Thereafter, you shall have no further entitlement to STI payments.

iv.	To the extent you are eligible to receive any payments under the LTI programs you participate in you shall receive such payments when they become due and payable under the terms of and in accordance with, and subject to all terms and conditions of, those programs.

v.	You will be permitted to exercise all of your stock appreciation rights and options previously awarded to you under the Basell Stock Appreciation Rights and Stock Options programs to the extent permitted by, and in accordance with, the terms governing each grant of such stock appreciation rights or options.

vi.	You will be allowed the continued use of your company car for a period of 3 months following the Executive and Employment Termination Date.

vii.	Notwithstanding the non-competition clause in your current contract of employment with LBI Holdings B.V., you will be allowed to accept a position as non-executive director of or consultant to a company or other legal entity involved or having a financial interest in a business similar to the businesses of the LyondellBasell Group, provided LBI Holdings B.V. is informed of your acceptance of such a position without delay.

3. Payment of all monetary items described in section 2 above shall be subject to all applicable local, foreign and other taxes and to all required withholdings, and you will be responsible for payment of all such taxes, subject to any amounts withheld by LBI Holdings B.V. for such taxes as required by applicable law. You will provide LBI Holdings B.V. with contemporaneous information about your residence and current mailing address should either change while this Release is in effect.

4. In exchange for the benefits described in section 2 above, you waive, release, and discharge, to the full extent permitted by law, any and all claims, causes of action, and demands for relief, fees and liabilities of any kind whatsoever that you had or now have against LBI Holdings B.V. or any company of the LyondellBasell Group or against employees, directors, officers, assigns, agents, or representatives of any of the same. Without limiting the generality of the foregoing, you and LBI Holdings B.V. agree that this waiver, release, and discharge shall apply regardless of whether the companies or persons released were acting in a personal or corporate capacity.

5. You agree and acknowledge that you have carefully read this Release, and that you understand and have full knowledge of all of its provisions. You agree and acknowledge that you are entering into this Release voluntarily and of your own free will.

6. You agree that the terms of this Release are confidential, and you will not disclose the terms of this Release to any person other than your legal and financial advisors, each of whom shall be advised by you of the confidential nature of this Release.

7. You acknowledge that secrecy agreements you have signed with LBI Holdings B.V. (or any other company of the LyondellBasell Group) are not superseded by this Release and thus remain in effect. You further agree that you will not disclose to a third party or use any trade secrets or other commercially valuable confidential or proprietary information that you possess and that was disclosed to you or to which you had access during your employment by LBI Holdings B.V. or any of the other companies of the LyondellBasell Group (the “Confidential Information”). You may, however, disclose such Confidential Information to a third party with the written consent of LBI Holdings B.V., or as may be required by law. In the event disclosure of any Confidential Information is required by law, you agree to provide LBI Holdings B.V. promptly with written notice of such requirement so that LBI Holdings B.V. and/or its affiliate(s) may, if they so desire, seek an appropriate protective order. You agree that you shall not disclose any Confidential Information, or any part thereof, pending conclusion of any legal proceeding regarding such disclosure requirement or protective order. You further agree to provide reasonable assistance to LBI Holdings B.V. and/or its affiliate(s) in obtaining such protective order or other reliable assurance that confidential treatment will be granted for the Confidential Information.

8. You further agree to return to LBI Holdings B.V. all property and documents belonging to LBI Holdings B.V. or any other company of the LyondellBasell Group in your possession or control and all copies thereof, including (without limitation) other tangible materials, information in electronic form or stored on any disk, hard drive or other medium, electronic devices, key cards and security passes.

9. You agree that you will not in any way communicate or assist in communicating information to third parties that damages or has the effect of damaging any of LBI Holdings B.V. or any other company of the LyondellBasell Group, or their respective reputations.

10. In connection with matters relating to your responsibilities with LBI Holdings B.V. and any company of the LyondellBasell Group you agree to reasonably cooperate in the future with LBI Holdings B.V. and any other company of the LyondellBasell Group at the written request of

LBI Holdings B.V. in the same manner as you would have cooperated in your capacity as CEO and President of the LyondellBasell Group.

11. The waiver by you or LBI Holdings B.V., express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed to be a waiver of any other right under this Agreement by the other party or parties, whether of a similar or dissimilar nature.

12. This Release shall be governed and interpreted in accordance with the laws of the Netherlands, without regard to principles of conflicts of law, to the fullest extent permitted by law.

13. This Release constitutes the entire agreement between you and LBI Holdings B.V. (and any other company of the LyondellBasell Group) with respect to the subjects it addresses. This Release may not be amended, modified, or changed orally, but only in writing, signed by you and authorized representatives of LBI Holdings B.V.

14. If any provision, or portion thereof, of this Release is held to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and other provisions of this Agreement shall remain in full force and effect.

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	LBI Holdings B.V.

	By:
Volker Trautz		C.J. Los
Date: 29.05.2009	Date:	29.05.2009

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